UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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NATIONAL HOLDINGS CORPORATION
(Name of Registrant as Specified in Its Charter)

IROQUOIS CAPITAL MANAGEMENT, LLC IROQUOIS MASTER FUND LTD. JOSHUA SILVERMAN RICHARD ABBE JOHN G. COBURN DANIEL H. MCCOLLUM
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Iroquois Capital Management, LLC, together with the other participants named herein (collectively, “Iroquois”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Iroquois’ slate of three highly-qualified director nominees at the upcoming 2014 annual meeting of stockholders of National Holdings Corporation, a Delaware corporation.

On March 6, 2014, Iroquois issued the following press release:

IROQUOIS CAPITAL DELIVERS LETTER TO NATIONAL HOLDINGS CORPORATION

 Believes Recent Unprecedented Levels of M&A Activity Involving Independent Broker-Dealers Has Created Window of Opportunity for Company to Achieve Maximum Value Through a Sale

Expresses Serious Concerns with Company's Lack of Transparency in Communicating Plans to Either Seize this M&A Opportunity or Otherwise Maximize Value For Shareholders as a Standalone Entity

Urges the Board and Management to Disclose Details of Deliberations Regarding Any Third Party Acquisition Offers the Company May Have Received

Has Nominated a Slate of Highly Qualified Director Nominees for 2014 Annual Meeting and Remains Fully Prepared to Seek Board Representation to Ensure Shareholder Interests are Protected

NEW YORK, March 6, 2014 -- Iroquois Capital Management, LLC (together with its affiliates, "Iroquois"), one of the largest shareholders of National Holdings Corporation ("OTC BB: NHLD" or the "Company") with beneficial ownership of approximately 5.9% of the outstanding common stock of the Company, today announced that it has delivered a letter to the Company's Chief Executive Officer, Mark Klein, and the members of the Company's Board of Directors.

The full text of the letter is included below:

March 6, 2014

National Holdings Corporation
120 Broadway
27th Floor
New York, New York 10271
Attention: Mark Klein, Chief Executive Officer

cc: Board of Directors

Dear Mark,

Iroquois Capital Management, LLC, together with its affiliates ("Iroquois Capital"), currently beneficially owns approximately 5.9% of the outstanding common stock of National Holdings Corporation ("NHLD" or the "Company"), making us one of the Company's largest shareholders.

We invested in the Company because we believe the stock represents compelling value.  We continue to believe that NHLD's current market price does not fully reflect the Company's intrinsic value.  We note there has been an unprecedented level of M&A-related activity involving independent broker-dealers over the past six months.  This M&A activity has created a window of opportunity for the Company to realize superior value for shareholders through a negotiated transaction.  We have serious concerns, however, regarding the Company's lack of transparency in communicating to shareholders whether the Company is taking the appropriate actions to seize this M&A opportunity or, alternatively, whether the Company has a strategic plan to maximize value for shareholders operating as a standalone entity.

There is quite a bit of speculation that the Company may be in receipt of third party offers or indications of interest to acquire the Company at a premium. We urge the Board and management of NHLD to disclose the details of deliberations to date regarding any acquisition offers that the Company has received in the recent past.  At the very least, we urge the Board to immediately confirm for shareholders that the Board has taken the proper steps to establish an independent committee to fairly evaluate any strategic alternative or proposals and to ensure that any such review process is free of potential conflicts of interest.

We note that the Company's recently reported Q1 2014 financial results seemed to include little, if any, information regarding management's current or future plans to grow and create value as standalone company. Certainly, the Company is going to have to identify far superior ways to increase margins and effectively compete in the marketplace than it has demonstrated to date, and management needs to better communicate its strategy to shareholders during this critical time.

Iroquois has serious concerns with (i) the composition of the Board, especially given that close to half of the Company's nine Board members are not independent, and (ii) the level of influence that Iroquois believes you and Mr. Fagenson exert over the Board as Executive Co-Chairmen.  In that regard, Iroquois believes shareholders require representation on the Board to ensure their best interests are being looked after in all Board discussions and decisions and that the Board has established the appropriate procedures for evaluating any acquisition proposals or strategic alternatives.  To that end, on February 7, 2014, Iroquois delivered a letter to NHLD nominating Richard Abbe, Daniel H. McCollum and General (ret.) John G. Coburn for election to the Board at the 2014 Annual Meeting.

We hope and expect that the Board and management will consider seriously our constructive input and will act to protect shareholder interests by better communicating the Company's commitment to maximizing shareholder value in compliance with its fiduciary duties.  Should the Board fail to pursue such a course we are fully prepared to pursue our rights as shareholders to seek change in the composition of the Board and ensure that the best interests of shareholders are properly served.

Our relentless focus is on ensuring that necessary steps are taken to build and maximize shareholder value.  Based on the Board's response and actions, we are fully prepared to pursue all options available to us to unlock value for the benefit of all shareholders, including seeking Board representation at the upcoming 2014 Annual Meeting.

Best Regards,

/s/ Joshua Silverman

Joshua Silverman
Managing Member

Iroquois' Highly Qualified Director Nominees:

Richard Abbe is the Co-founder, and is both a Principal and Managing Partner of Iroquois Capital Management, LLC , the Registered Investment Advisor to Iroquois Capital LP and Iroquois Capital (offshore) Ltd. (collectively, "Iroquois Capital").  Iroquois Capital is a prominent, New York headquartered, highly active hedge fund.  Mr. Abbe has served as Co-Chief Investment Officer of Iroquois Capital since the fund's inception in 2003.  From 2000 to 2003, Mr. Abbe co-founded and served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank which earned annual returns in excess of 25% during each of its five years as an active market participant.  Prior to 2000, he was employed by Lehman Brothers where he rose through the ranks in its Equity Middle Market Institutional Sales department.  From 1998 to November 1999, Mr. Abbe was a Senior Managing Director at Gruntal & Company, LLC, where he was responsible for its Institutional Sales and Trading desk and, moreover, served on the firm's Board of Directors.  From 1994 to 1998, he was a Founding Partner at Hampshire Securities, which was later sold to Gruntal & Company in 1998.  While at Hampshire Securities, Mr. Abbe was instrumental in the development of a start-up investment bank whose revenues grew during a four year period from zero to $35 million while also employing over 120 people.  Mr. Abbe's serves on the Board of Trustees of both Hobart and William Smith Colleges and has obtained the position of Vice Chairman of Endowments.  Mr. Abbe further serves on the Investment Committee of the Hobart College Endowment.  Mr. Abbe received his B.A. in Economics from Hobart University in 1992.

John G. Coburn has served as Chairman and Chief Executive Officer of VT Systems, Inc., an engineering group providing solutions and services in the aerospace, electronics, land systems and marine sectors, since November 2001.  Prior to joining VT Systems, General Coburn served in the United States Army for 39 years in various logistics positions.  His last assignment in the United States Army was as commanding general of the United States Army Material Command (AMC).  General Coburn has served as a director of LRAD Corporation since July 2013.  General Coburn was nominated by Iroquois for election to the LRAD Corporation board of directors at the 2013 annual meeting of shareholders and joined the board of directors pursuant to a settlement agreement between Iroquois and LRAD Corporation.  General Coburn is a distinguished military graduate of Eastern Michigan University where he was commissioned as a second lieutenant in the infantry.  General Coburn holds a B.A. in Education from Eastern Michigan University, a master's degree in Political Science from the University of Kansas, a J.D. from the University of Missouri, and an honorary Ph.D. from Eastern Michigan University.

Daniel H. McCollum is a Managing Director in the Investment Office of Brown University in Providence, RI, a position which he has held since July 2013.  The Investment Office of Brown University is responsible for the University's $3 billion Endowment.  From 2008 through 2013, Mr. McCollum was a Managing Director at Narragansett Asset Management, LLC where he helped manage a portfolio of equity and high yield debt securities across all industries and geographies.  From 2007 through 2008, Mr. McCollum helped found a value / event driven fund focused on long / short debt and equity investing by the name of Rivcap Partners LP.  From 2003 through 2007, Mr. McCollum worked at Bank of America and invested its proprietary capital in loans, bonds, equities and distressed securities. He also structured and sold high yield bond transactions at Bank of America and executed leveraged buyout transactions for multinational private equity firms at Deutsche Bank.  Mr. McCollum has a B.A. in Economics from the University of California at Berkeley and an M.B.A. from the Columbia Business School.

About Iroquois Capital Management, LLC
Iroquois Capital Management, LLC is a New York-based investment adviser that provides investment advisory services to Iroquois Master Fund Ltd., a privately pooled investment vehicle.

Investor contacts:
Joshua Silverman, (212) 974-3070

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Iroquois Capital Management, LLC ("Iroquois Capital"), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2014 annual meeting of stockholders of National Holdings Corporation, a Delaware corporation (the "Company").

IROQUOIS CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Iroquois Capital, Iroquois Master Fund Ltd. ("Iroquois Master Fund"), Joshua Silverman, Richard Abbe, John G. Coburn and Daniel H. McCollum (collectively, the "Participants").

As of the date hereof, Iroquois Master Fund directly owned 7,121,955 shares of common stock, par value $0.02 per share (the "Common Stock"), of the Company.  Iroquois Capital, as the investment advisor of Iroquois Master Fund, may be deemed the beneficial owner of the 7,121,955 shares of Common Stock owned directly by Iroquois Master Fund.  Each of Messrs. Silverman and Abbe, as a managing member of Iroquois Capital, may be deemed the beneficial owner of the 7,121,955 shares of Common Stock owned directly by Iroquois Master Fund.  Mr. Abbe,  as a custodian or trustee of certain trusts or accounts established for the benefit of his children or other relatives (the "Trust Accounts"), may also be deemed the beneficial owner of the 166,668 shares of Common Stock held in the Trust Accounts.  As of the date hereof, Mr. Coburn directly owned 10,000 shares of Common Stock.  As of the date hereof, Mr. McCollum did not directly own any shares of Common Stock.